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                                                                   EXHIBIT 10.7

                          TRANSITION SERVICES AGREEMENT

      This Transition Services Agreement ("Agreement") dated as of February 28, 2001, is by and between PMD Group Inc., a Delaware corporation ("Company"), and The B.F.Goodrich Company, a New York corporation ("BFG").

                                   WITNESSETH:

      WHEREAS, BFG and PMD Group Inc. have entered into an Agreement for Sale and Purchase of Assets dated November 28, 2000 ("Purchase Agreement") in respect of BFG's Performance Materials business segment (the "Business"); and

      WHEREAS, Company will be operating the Business upon consummation of the transaction contemplated in the Purchase Agreement (the "Closing"); and

      WHEREAS, BFG and Company desire to provide to each other certain transition services for a period of time following the Closing, and are willing to do so on the terms and conditions hereafter set forth.

      NOW, THEREFORE, BFG and Company (the "Parties") agree as follows:

                                   ARTICLE I:

                      GENERAL RELATIONSHIP; SERVICES; FEES

      1.01 GENERAL; RELATIONSHIP OF THE PARTIES. (a) This Agreement governs the manner by which the parties will be providing certain transition services to each other for a period of time following the Closing. For purposes of this Agreement, the party that is providing a service will be referred to as the "Provider," and the party that is receiving a service will be referred to as the "Recipient."

      (b) In carrying out its obligations under this Agreement, Provider is acting independently and as an independent contractor with the full power, authority and responsibility to select means, methods and manner of performance. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other.

      1.02 SERVICES. (a) On and after the Closing, BFG agrees to provide to Company, and Company agrees to provide to BFG, the services set forth in the Schedules hereto (collectively the "Services").

      (b) With respect to any Recipient which is entitled to receive any Services pursuant to this Agreement and the Schedules hereto, all subsidiaries of such Recipient

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shall also be entitled to such Services to the same extent and under the same conditions as the Recipient is entitled; PROVIDED, HOWEVER, that the foregoing shall not apply with respect to any Services which, by the express terms of the Schedules hereto, are to be provided to BFG's Aerospace division, BFG's Electronic Materials division or BFG's corporate headquarters in Charlotte, North Carolina.

      (c) Any Provider's obligations to provide any Services pursuant to this Agreement and the Schedules hereto will be deemed satisfied if such Provider provides, or causes any of its subsidiaries or affiliates to provide, such Services in accordance with the terms and conditions of this Agreement and the Schedules hereto.

      1.03 FEES; PAYMENT. (a) Fees or other compensation to be paid by Recipient for Services will be as set forth, if any, in the applicable Schedules.

      (b) Except as otherwise provided in the applicable Schedules, Provider shall invoice Recipient monthly for all amounts due hereunder, and Recipient shall pay invoices within thirty (30) days of their receipt. Recipient shall have no right to withhold or set-off any payments due to Provider under this Agreement, notwithstanding any dispute that may be pending between the parties, whether under this Agreement or otherwise, and the parties agree and acknowledge that any disputed charges shall be resolved pursuant to the procedures set forth in Section 3.03 hereof.

                                   ARTICLE II:

                                TERM; TERMINATION

      2.01 TERM. This Agreement will be effective as of the Closing and, with respect to each of the Services, will continue for the period specified in the respective Schedule.

      2.02 EARLY TERMINATION. Recipient will have the right, at any time, to terminate its usage of one or more Services by delivering written notice thereof to Provider at least thirty (30) days prior to the effective date of the termination. Such termination shall not affect the provision of any other Services under this Agreement or the obligation of Recipent to make payment for Services previously rendered.

                                  ARTICLE III:

                           LIMITED WARRANTY; REMEDIES

      3.01 LIMITED WARRANTY. Provider will provide Services in good faith and with due care consistent with the care that it exercises in the normal performance of such services for itself. This limited warranty is in lieu of and exclusive of all other representations and warranties of any kind whatsoever. EXCEPT AS STATED ABOVE,


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NOTHING HEREIN SHALL BE CONSTRUED AS A GUARANTY OR WARRANTY OF ANY TYPE, EXPRESS
OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE ON THE PART OF THE PROVIDER.

      3.02 REMEDIES. In the event Provider fails to provide a Service hereunder, or the quality of a Service is not in accordance with the Limited Warranty in Section 3.01, Recipient may sue Provider for specific performance, in addition to such other remedies available to it at law and equity. Notwithstanding the foregoing, in no event shall either party be liable to the other party for any indirect, consequential, incidental or punitive damages, whether arising under contract, in tort, at law, or in equity. "Consequential damages" shall include, without limitation, loss of anticipated profits, loss of use, loss of revenue, cost of capital and loss or damage of other property or equipment.

      3.03 DISPUTED CHARGES. In the event Recipient disputes any charges invoiced by Provider, Recipient shall deliver a written statement describing the dispute to the other party within thirty (30) days following receipt of the disputed invoice. The statement shall provide a reasonably detailed description of the disputed items. Upon the delivery of such written statement, Recipient and Provider shall cooperate and negotiate in good faith to resolve such disputed charges. If the parties are unable to resolve such disputed charges within thirty (30) days of the delivery of such written statement, Recipient may elect, by written notice to Provider within ten (10) days following the end of such thirty (30) day period, to have an independent auditing firm (other than Ernst & Young) review all the books, records and other detailed supporting information of Provider as may be reasonably requested by such auditing firm to determine the correctness of the disputed charges. The determination of such independent auditing firm shall be conclusive and binding on the parties hereto.

      3.04 FORCE MAJEURE. The parties shall be relieved of their obligations hereunder (except for the payment of money) for the time and to the extent of such failure to perform, if the failure is occasioned by a Force Majeure. A "Force Majeure" means an Act of God, fire, explosion, flood, hurricane, drought, strike, lockout, labor trouble, riot, sabotage, embargo, war, compliance with any applicable law, statute or regulation, shortage or breakdown of or failure of facilities used for manufacture or transportation, or shortage of power, fuel or raw materials, or any other unanticipated cause beyond control of Provider, whether similar to or dissimilar from the enumerated causes.

                                   ARTICLE IV:

                                 CONFIDENTIALITY

      4.01 NON-USE AND NON-DISCLOSURE OBLIGATIONS. (a) Confidential Information exchanged by the parties in connection with this Agreement shall not be disclosed to third parties or used by the recipient other than for the purpose of this Agreement. Internal


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disclosure of such Confidential Information shall be limited to individuals whose duties justify the need to know such information, and then only after such individuals have been advised of their obligations of confidentiality under this Agreement. As referred to herein, "Confidential Information" means: business, marketing, financial, human resources, and technical and scientific information of either party relating to Services provided hereunder, as well as any other information which the disclosing party regards as confidential and/or proprietary in nature.

      (b) Section 1.1(g) of the Purchase Agreement provides that, among other things, BFG will provide the Company with copies of portions of books and records to the extent they relate primarily to the Business which, in the reasonable discretion of the Company, will be necessary or useful to the Company in connection with the operation of the Business following the Closing Date. Historically, certain books and records of BFG and its affiliates, including but not limited to certain lab books and legal files, have been maintained collectively without regard for whether the information embodied in such books and records relates primarily to the Business or whether it relates to other businesses of BFG and its affiliates (the "Other Businesses"). It has been determined that, in order to provide the Company with copies of such books and records as quickly as possible, in certain cases where it may be impracticable or impossible to separate files or redact information, copies of such books and records may be provided which contain information that relates to the Other Businesses.

      The Company will hold, and will use its reasonable best efforts to cause its affiliates and the respective officers, directors, employees, accountants, counsel, consultants, advisors and agents of the Company and its affiliates to hold, in confidence, except as otherwise required by law, all confidential documents and information concerning the Other Businesses, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Company, (ii) in the public domain through no fault of the Company or its affiliates or (iii) later lawfully acquired by the Company or such affiliate from sources other than those related to its prior relationship with the Other Businesses. The obligation of the Company and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. The Company may apply its document retention and destruction policies in effect from time to time with respect to the above referenced books and records.

                                   ARTICLE V:

                               GENERAL PROVISIONS

      5.01 ASSIGNMENT; DELEGATION. This Agreement is personal to each of the parties hereto and, except as may otherwise be provided in the Schedules and
Section 1.02(c) above, neither party shall assign or delegate any of its rights or responsibilities


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arising under this Agreement to third parties without the prior written consent of the other.

      5.02 AMENDMENTS. This Agreement may not be amended, modified or superseded in any way except in a writing signed by both of the parties hereto.

      5.03 BINDING EFFECT. This Agreement shall be binding upon the affiliates and subsidiaries of the parties hereto, and their permitted successors and assigns.

      5.04 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all previous discussions, negotiations, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified or supplemented by any terms or conditions contained in any order, acknowledgement or invoice form used by the parties hereto to document transactions under this Agreement. It is agreed that the use of such forms shall be for the convenience of the parties only and that any terms set forth on such forms shall be null and void.

      5.05 NOTICES. All notices hereunder shall be given in writing and transmitted by facsimile or sent by overnight courier to the addressee at the addresses listed in the Purchase Agreement.

      5.06 WAIVER. The failure of any Party at any time or from time to time to enforce any term or condition hereof or any right hereunder shall not operate as a waiver of such term, condition or right and shall not prevent the future enforcement of such term, condition or right by such Party.

      5.07 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

      5.08 PURCHASE AGREEMENT. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Purchase Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Purchase Agreement. As between BFG and the Company, in the event of a conflict between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern, supersede and prevail.

      5.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.


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      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                          PMD Group Inc.

                                          By:   _______________________
                                                Name:
                                                Title:


                                          The B.F.Goodrich Company

                                          By:   _______________________
                                                Name:
                                                Title:




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